Exhibit 99.1

PREFORMED LINE PRODUCTS ANNOUNCES FIRST QUARTER 2023 FINANCIAL RESULTS

CLEVELAND, May 3, 2023 /PRNewswire/ -- Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for its first quarter of 2023.

Q1 2023 Highlights:

  Fourth consecutive record of quarterly net sales; increased 32% from comparable 2022 period
  Record quarterly net income of $21.4 million
  Diluted EPS of $4.28, an increase of 72% from Q1 2022, a new quarterly record

Net sales in the first quarter of 2023 were $181.8 million compared to $138.2 million in the first quarter of 2022, a 32% increase and a new record for quarterly shipments. Foreign currency translation reduced first quarter 2023 net sales by $4.6 million.

Net income for the quarter ended March 31, 2023 was $21.4 million, or $4.28 per diluted share, compared to $12.3 million, or $2.49 per diluted share, for the comparable period in 2022. The first quarter of 2023 net income continued to benefit from increased gross profit from incremental sales, selling price increases and incremental sales from recent acquisitions. Gross profit as a percentage of net sales was 36.5% for the first quarter of 2023, an increase of 610 basis points versus the same quarter in 2022.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "We had strong positive momentum entering 2023 which allowed us to recognize record quarterly net sales and earnings, above those set just last quarter. Our ability to continue to perform at a very high level comes from years of planning and execution by our global leadership team. While led by the strong financial performance of the PLP-USA operations, the record results were made possible by all regions posting improved net sales and pre-tax earnings versus Q1 2022. We are also very pleased with the financial performance of the four acquisitions that we have completed in the last five quarters. Our increased capacity, primarily in the USA, has allowed us to reduce both backlog and order lead times during Q1 2023. We will continue to expeditiously work down our backlog and lead times in order to provide our customers with the high-quality products and timely service they have come to expect from our dedicated workforce."

FORWARD-LOOKING STATEMENTS

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the uncertainty in global business conditions and the economy due to factors such as inflation, rising interest rates, labor disruptions, military conflict, political instability, exchange rates and lingering effects of COVID-19, the strength of demand and availability of funding for the Company's products and the mix of products sold, the relative degree of competitive and customer price pressure on the Company's products, the cost, availability and quality of raw materials required for the manufacture of products, opportunities for business growth through acquisitions and the ability to successfully integrate any acquired businesses, changes in regulations and tax rates, security breaches, litigation and claims and the Company's ability to continue to develop proprietary technology and maintain high-quality products and customer service to meet or exceed new industry performance standards and individual customer expectations, and other factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the Company's 2022 Annual Report on Form 10-K filed with the SEC on March 3, 2023 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

ABOUT PLP

PLP protects the world's most critical connections by creating stronger and more reliable networks. The company's precision-engineered solutions are trusted by energy and communications providers worldwide to perform better and last longer. With locations in 20 countries, PLP works as a united global corporation, delivering high-quality products and unparalleled service to customers around the world.

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(Thousands of dollars, except share and per share data)	2023	2022
ASSETS
Cash, cash equivalents and restricted cash	$ 31,791	$ 37,239
Accounts receivable, less allowances of $6,095 ($5,600 in 2022)	141,114	125,261
Inventories, net	149,784	147,458
Prepaid expenses	8,299	13,283
Other current assets	8,179	4,929
TOTAL CURRENT ASSETS	339,167	328,170

Property, plant and equipment, net	196,151	175,011
Goodwill	28,687	28,004
Other intangible assets, net	13,909	14,082
Deferred income taxes	6,147	5,320
Other assets	18,187	17,892
TOTAL ASSETS	$ 602,248	$ 568,479

LIABILITIES AND SHAREHOLDERS' EQUITY
Trade accounts payable	$ 56,273	$ 46,839
Notes payable to banks	13,842	18,098
Current portion of long-term debt	3,026	3,018
Accrued compensation and other benefits	22,337	24,356
Accrued expenses and other liabilities	29,739	23,024
TOTAL CURRENT LIABILITIES	125,217	115,335

Long-term debt, less current portion	68,374	68,420
Other noncurrent liabilities and deferred income taxes	27,943	26,100

SHAREHOLDERS' EQUITY
Shareholders' equity:
Common shares – $2 par value, 15,000,000 shares authorized, 4,947,924 and
4,917,020 issued and outstanding, as of March 31, 2023 and December 31, 2022, respectively	13,491	13,351
Common shares issued to rabbi trust, 241,151 and 245,386 shares at
March 31, 2023 and December 31, 2022, respectively	(10,076)	(10,261)
Deferred compensation liability	10,076	10,261
Paid-in capital	54,956	53,646
Retained earnings	481,278	460,930
Treasury shares, at cost, 1,800,474 and 1,758,901 shares at
March 31, 2023 and December 31, 2022, respectively	(103,043)	(99,303)
Accumulated other comprehensive loss	(65,976)	(69,987)
TOTAL PREFORMED LINE PRODUCTS COMPANY SHAREHOLDERS' EQUITY	380,706	358,637
Noncontrolling interest	8	(13)
TOTAL SHAREHOLDERS' EQUITY	380,714	358,624
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 602,248	$ 568,479

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED INCOME

	Three Months Ended March 31,
(Thousands of dollars, except earnings per share data)	2023	2022
Net sales	$ 181,824	$ 138,223
Cost of products sold	115,541	96,272
GROSS PROFIT	66,283	41,951

Costs and expenses
Selling	12,388	10,661
General and administrative	18,609	16,309
Research and engineering	5,193	4,774
Other operating expense, net	1,112	756
	37,302	32,500
OPERATING INCOME	28,981	9,451

Other (expense) income
Interest income	304	113
Interest expense	(1,066)	(526)
Other income, net	40	5,103
	(722)	4,690

INCOME BEFORE INCOME TAXES	28,259	14,141

Income tax expense	6,840	1,840

NET INCOME	$ 21,419	$ 12,301
Net income attributable to noncontrolling interests	(21)	(16)

NET INCOME ATTRIBUTABLE TO PREFORMED
LINE PRODUCTS COMPANY SHAREHOLDERS	$ 21,398	$ 12,285

AVERAGE NUMBER OF SHARES OF COMMON STOCK
OUTSTANDING:
Basic	4,937	4,928
Diluted	4,997	4,943

EARNINGS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO
PREFORMED LINE PRODUCTS COMPANY SHAREHOLDERS:
Basic	$ 4.33	$ 2.49
Diluted	$ 4.28	$ 2.49

Cash dividends declared per share	$ 0.20	$ 0.20

CONTACT: MEDIA RELATIONS, JOSH NELSON. MANAGER, MARKETING COMMUNICATIONS. +1 440 473 9120, JOSH.NELSON@PLP.COM; INVESTOR RELATIONS, ANDREW S. KLAUS, CHIEF FINANCIAL OFFICER, +1 440 473 9246, ANDY.KLAUS@PLP.COM